                                                                    EXHIBIT 12.2

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
          CALCULATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                             PRO FORMA          PRO FORMA
                                        TWELVE MONTHS ENDED THREE MONTHS ENDED
                                         DECEMBER 31, 1993    MARCH 31, 1994
                                        ------------------- ------------------
Earnings:
  Earnings (loss) before income taxes..       $  (58)              $(87)
  Fixed charges, from below............        1,359                331
  Interest capitalized.................          (51)               (10)
                                              ------               ----
    Earnings...........................       $1,250               $234
                                              ======               ====
Fixed Charges:
  Interest expense.....................       $  431               $101
  Preferred stock dividend require-
   ments...............................          182                 57
  Portion of rental expense representa-
   tive of the interest factor.........          746                173
                                              ------               ----
    Fixed charges and preferred stock
     dividend requirements.............       $1,359               $331
                                              ======               ====
Pro forma ratio of earnings to fixed
 charges and preferred stock dividend
 requirements..........................           (a)                (a)
                                              ======               ====

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(a) Earnings were inadequate to cover fixed charges and preferred stock dividends by $109 million for the twelve months ended December 31, 1993 and $97 million for the three months ended March 31, 1994.